Carugate, 3 December 2024

Oggetto: cambio linea di riporto

Caro Alberto,

Come anticipato e a seguito della riorganizzazione dell'executive team di UL Solutions di cui sei a conoscenza, a partire dal 1 February 2025, riporterai all'*Executive Vice President, Chief Business Operations and Innovation Officer*.

Il ruolo che attualmente ricopri, di *Executive Vice President, Chief Commercial Officer*, rimarrà invariato: invariate saranno quindi le Tue mansioni, responsabilità e i Tuoi attuali riporti.

La Tua posizione, pertanto, non è impattata dalla descritta riorganizzazione, ma riporterai ad una funzione diversa nella nostra struttura, senza conseguenze dal punto di vista delle Tue attività.

Inoltre, a condizione che lei sia un dipendente attivo della Società al momento dell'assegnazione (pertanto non in preavviso di dimissioni o di licenziamento), riceverà un'assegnazione una tantum di Restricted Stock Units ("RSU") ai sensi del Long-Term Incentive Plan di UL Solutions Inc. con un valore di assegnazione di 150.000 dollari USA, che matureranno secondo un programma di maturazione graduale di 3 anni. Questo premio una tantum è soggetto all'approvazione del Human Capital and Compensation Committee del Consiglio di amministrazione (l'"HCCC") e ai termini del LTIP e del contratto di assegnazione applicabile, e ti sarà assegnato nel mese successivo all'approvazione dell'HCCC nel 2025.

Qualora Tu abbia dubbi, non esitare a contattarci, saremo lieti di rispondere a tutte le Tue domande.

Ti auguriamo una buona giornata

UL International Italia S.r.l.

Carugate, 3 December 2024

Subject: change of reporting line

Dear Alberto,

As anticipated and as a result of the reorganization of the UL Solutions executive team of which you are aware of, as of 1 February 2025, you will report to the *Executive Vice President, Chief Business Operations and Innovation Officer*.

The role you currently hold, *Executive Vice President, Chief Commercial Officer*, will remain unchanged: therefore, your current duties, responsibilities and your current reports will remain unchanged.

Your position, therefore, is not impacted by the described reorganization, but you will report to a different function in our structure, with no consequences for your activities.

In addition, subject to you remaining actively employed by the Company at the time such award is made (therefore not on notice of resignation or dismissal), you will receive a one-time award of Restricted Stock Units ("RSUs") under the UL Solutions Inc. Long-Term Incentive Plan with a grant value of $150,000 USD, which vest on a 3-year graded vesting schedule. This award is subject to approval by the Human Capital and Compensation Committee of the Board of Directors (the "HCCC") and the terms of the LTIP and the applicable award agreement, and will be granted to you in the month following HCCC approval in 2025.

Should you have any doubts, please do not hesitate to contact us, we will be glad to answer all your questions.

We wish you a good day

UL International Italia S.r.l.

Per presa visione e accettazione / For delivery receipt and acceptance

Alberto Uggetti